Entrada Networks, Inc.
Irvine, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 26, 2004 except for Note P, which is as of May 14, 2004, relating to the consolidated financial statements of Entrada Networks, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Seidman, LLP
Los Angeles, California
May 28, 2004